EXHIBIT 10.13(a)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is hereby made and entered into by and between ENERGY SEARCH, INCORPORATED, a Tennessee corporation ("Employer"), and JOHN M. JOHNSTON ("Employee"), as of this 1st day of January, 2001.

W I T N E S S E T H:

          WHEREAS, Employer and Employee entered into an original employment agreement on the 10th day of September, 1996, with an original term of five (5) years commencing January 1, 1997, and

          WHEREAS, said agreement has been modified from time to time and the parties hereto now desire to embody all changes to date into this Agreement, and

          WHEREAS, this Amended and Restated Employment Agreement has been approved by the Executive Management and Compensation Committee of the Board of Directors of the Company, as well as by the Board of Directors of the Company.

          It is therefore agreed as follows:

          1.          EMPLOYMENT. Employer employs Employee, and Employee accepts employment, upon the terms and conditions of this Agreement.

          2.          TERM. The term of this Agreement, and of Employee's employment hereunder, shall begin on January 1, 1997, and shall terminate on December 31, 2001. This Agreement, and Employee's employment hereunder, shall be renewed automatically for successive periods of one (1) year each, subject to termination as provided hereinafter.

          3.          COMPENSATION.

                    (a)          During the first year of this Amended and Restated Employment Agreement, commencing January 1, 2001, Employer agrees to pay to Employee as Base Salary compensation for his services the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) per annum payable biweekly in the sum of Five Thousand Two Hundred Eight Dollars and Thirty-Three Cents ($5,208.33). For each year thereafter that this Agreement continues, the Base Salary of the Employee shall be increased by at least six percent (6%.)

                    (b)          Employee shall be entitled to receive any bonus compensation awarded him from time to time by the Executive Management and Compensation Committee or the Board of Directors of the Employer.

                    (c)          The Company agrees subject to the following provisions to compensate Employee with the issuance of 40,000 shares of EGAS common stock. The parties agree that the Company has issued Employee 10,000 shares on or about December 31, 1999 and 10,000 shares on or about December 31, 2000, and the Company agrees to issue to Employee 10,000 shares on or about December 31, 2001, and 10,000 shares on or about December 31, 2002, so long as Employee is employed by the Company as of date of vesting of said shares. In the event the Company is sold or merged in a transaction in which the Company is not the surviving entity all shares referred to in this paragraph shall vest and be immediately due and issuable.

                    (d)          As of the date of this Agreement, Employee has been awarded 30,000 common stock options exercisable at $5.50 per share vesting in a phased manner annually starting December 1, 2001, at a rate of 10,000 options per year for three (3) years; provided that all options will vest in the event the Employer is sold or merged with another entity, in the event of a change in management control, or in the event Employee is terminated without cause (hereinafter referred to as an "Accelerated Vesting Event"). The expiration date of the options shall be December 31, 2005. The foregoing options have been awarded by the Employer under the Employer's Restricted Stock and Stock Option Plan of 1998, as amended (the "Stock Plan"), which shall be amended and expanded, from time to time, if necessary, to accommodate the foregoing options. Under rules applicable to Nasdaq listed companies, shareholders of the Employer must approve modifications to executive management incentive stock and stock option programs. If, for any reason, the Stock Plan is not, or cannot be, amended to accommodate issuance or vesting of the foregoing options to Employee, or if shareholders of the Employer do not approve any such amendment of the Stock Plan, then, it is intended by the Employer and the Employee that the Employee shall be entitled to a cash bonus payable at such time as the Employer is the subject of a merger or sale transaction in which the Employer is not the surviving entity or in which there is a change of control of the Employer (an "Acquisition Transaction.") Such cash bonus shall be in the amount of the intrinsic value (the "Intrinsic Value," [defined below]) of the common stock options had the Stock Plan been validly amended and approved by shareholders to allow for the grant of such options. For purposes of this

Agreement, the Intrinsic Value of the options shall be equal to the product of: (A) the total number of shares of common stock Employee would have been entitled to assuming the Employer had been able to issue the 30,000 common stock options originally awarded as described above, times, (B) the difference between (1) the per share consideration for the Employer's common stock in the Acquisition Transaction, and (2) $5.50. The foregoing cash bonus shall be due and payable as of the closing of the Acquisition Transaction.

          4.          DUTIES. Employee is engaged as Executive Vice-President of Exploration and Development for Employer and shall have such authority as is commensurate with said position and shall have the following specific duties: Coordinating all geologic activities of the Company including geologic evaluation of sites, site selection, coordination of all leasing, drilling and completion activities, and the general supervision of company personnel in the field and such other duties as the President of the Company delegates.

          5.          EXTENT OF SERVICES. Employee shall devote his entire time, attention, and energies to Employer's business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies or entities in which such investments are made.

          6.          WORKING FACILITIES. Employee shall have a private office, stenographic help, typing and filing assistance, telephone(s) and facsimile machine(s), and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

          7.          EXPENSES.

                    (a)          Reimbursement. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer.

                    (b)          Automobile. In recognition of Employee's need for an automobile for business purposes, Employer will provide Employee with an automobile, and pay all maintenance, repair, insurance and reasonable costs incident thereto.

          8.          BENEFITS. Employer shall further:

                    (a)          provide Employee with key man life insurance in the amount of $300,000, of which $200,000 will be for the benefit of employee and $100,000 will be for the benefit of the Employer, provided Employee is insurable at standard rates; however, if extra premiums are necessitated by virtue of Employee's not being insurable at standard rates, Employee shall be obligated to pay such additional premiums or accept such reduced death benefits as may be purchased for the cost of standard premiums;

                    (b)          provide Employee with the same medical health and hospitalization insurance coverage as Employer provides to its other employees;

                    (c)          provide Employee with the same disability insurance coverage which Employer provides to its other employees; and

                    (d)          allow Employee to take part in any executive bonus plan, profit-sharing plan, qualified salary deferral plan, and pension plan which Employer now has or may hereafter adopt during the term of Employee's employment hereunder.

          9.          VACATIONS. Employee shall be entitled each year to a vacation of three (3) weeks, during which time his compensation shall be paid in full.

          10.          TERMINATION.

                    (a)          Without cause, Employer and Employee may, by mutual agreement, terminate this Agreement at any time upon one hundred twenty (120) days' written notice (the "Notice" ). The termination date will be the last date of Employee's service as specified in the Notice. In such event, Employee, if requested by Employer, shall continue to render his services and shall be paid his regular compensation up to the termination date. In addition, there shall be paid to Employee in one lump sum on the termination date a severance allowance (the "Severance Allowance") equal to twenty-four (24) months' of Employee's current Base Salary (less all amounts required to be withheld and deducted), plus the Performance Bonus set forth in Section 3(b), ratably apportioned if termination is not at the end of the fiscal year. For purposes of this Agreement, in the event the Employer is the subject of a merger or combination transaction in which there is a change in control of the Employer, there shall be deemed to have occurred an agreed upon termination without cause of this Agreement entitling Employee to the Severance Allowance.

                    (b)          Employer may terminate Employee's employment for cause if:

                              (1)          Employee refuses to perform, or does not perform, in a normal business manner his duties of employment with Employer;

                              (2)          Employee fails or refuses to obey and comply with the instructions, rules and regulations of Employer as promulgated by its Board of Directors respecting the operations of Employer; or

                              (3)          Employee engages in any unlawful conduct in connection with his duties of employment with Employer, is guilty of any acts of dishonesty in connection therewith, is convicted of a felony, is convicted of a misdemeanor involving moral turpitude, or engages in any conduct clearly detrimental to the business of Employer.

                              (4)          Employee breaches any confidentiality or non-competition covenant or agreement with the Employer.

          If Employee's employment is terminated for cause, as set forth just hereinabove, Employee shall receive his Base Salary accrued up through the date of termination and shall be entitled to receive any Performance Bonuses (or portion thereof) and severance pay set forth in herein.

          Upon termination for any reason, except as may be otherwise required by law, all benefits set forth in Section 8 shall cease, although Employee may keep any pension or other similar rights which have already vested in him.

          11.          DEATH DURING EMPLOYMENT. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the Base Salary and Performance Bonus (but excluding severance pay) that would otherwise be payable to Employee up to the end of the month in which his death occurs.

          12.          NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and delivered in person or by courier or sent by certified, United States mail, return receipt requested, postage prepaid, to his residence in the case of Employee, or to its principal office in the case of Employer. Notice shall be effective upon the date of delivery, if delivered in person or by courier, or three (3) days after depositing the notice in the United States mail, if sent by certified mail.

          13.          WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

          14.          ASSIGNMENT. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

          15.          CONFIDENTIALITY. Employee acknowledges that he will become familiar with Employer's special methods of processing, pricing formulae, trade secrets, operational procedures, strategic plans, pricing guidelines, product development, confidential reports and lists of costs, customers and suppliers. Employee further acknowledges that said data is confidential and proprietary to Employer and agrees not to impart to any third party any of such proprietary data. Employer shall be entitled to protect its interest herein by specific performance and the right to enjoin Employee from engaging in such prohibited practices, without limiting any other remedies available to it. Employee agrees to execute and deliver any confidentiality agreement or similar document required by Employer of its employees.

          16.          COVENANT AGAINST COMPETITION. In recognition of the close personal contact Employee will have with Employer's confidential and proprietary information and records, and the position of trust in which Employer holds Employee, Employee agrees as follows:

                    (a)          Non-Compete. For a period of one (1) year from date of termination, Employee shall not, either as an officer, stockholder, director, employee, representative, broker, partner, sole proprietor or in any other manner or capacity directly or indirectly work for or on behalf of a competitor of Employer within a fifty mile radius of any Employer operations.

                    (b)          Anti-Solicitation: Customers, contractors, investors and employees. For a period of one (1) year from date of termination, Employee shall not, either as an officer, stockholder, director, employee, representative, broker, partner, sole proprietor or in any other manner or capacity directly or indirectly call upon or solicit any customer, contractor, investor or employee of Employer for the purpose of doing business, investing or working, directly or indirectly, in the oil and gas industry, within any states in which Employer, during the term of Employee's employment, conducted any business or investment activities.

                    (c)          Anti-Solicitation: Employees. During the initial term of the Agreement, any periods for which the Agreement may be extended, and for a period of one (1) years thereafter, Employee shall not, directly or indirectly, or by action in concert with others, induce or influence or seek to induce or influence any person who has been engaged by Employer as an executive, employee, manager, salesman, broker, independent contractor or otherwise, to terminate his relationship with Employer.

                    (d)          Judicial Modification, Severability and Survival. If any provision of this Section 16, or any other Section of the Agreement, shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section 16 relating to the duration, subject matter, or territory shall be declared by a court of competent jurisdiction to exceed the maximum duration, subject matter, or territory, such court deems reasonable and enforceable, then the provision(s) deemed unenforceable shall be amended to reflect the maximum duration, subject matter or territory which shall be enforceable. Notwithstanding anything else herein contained, the parties hereto expressly agree that this Section 16 shall survive the termination or expiration of Employee's employment by Employer regardless of the reason for such termination or expiration.

                    (e)          Remedy for Breach. The parties hereto recognize that the services to be rendered under this Agreement by Employee are of a special and unique character; and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event the Employee shall violate any of the restrictions set forth in this Section 16, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance hereof and to enjoin Employee from performing any prohibited act hereunder. Nothing herein contained shall be construed to prevent Employer's election of any such remedy in the event of the breach of the Agreement by Employee.

          17.           APPLICABLE LAW. This Agreement has been negotiated and entered into and to some extent shall be performed in the State of Ohio, and by agreement of the parties shall be interpreted and construed in accordance with and pursuant to the laws of the State of Ohio.

          18.          TAXES. Employer shall withhold all taxes, such as FICA and all employment-related taxes (income or otherwise), from the compensation, bonuses and benefits paid hereunder, as required by law. Employee shall be responsible for the payment of his income taxes on such compensation, bonuses, and benefits, though the Employer will withhold such taxes as it is required to withhold.

          19.          ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by both parties hereto.

          20.          CAPTIONS. The captions herein contained in no way limit or extend the meaning of any Section, or the provisions therein, and are to be used for reference purposes only.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate at Knoxville, Tennessee, on the day and date first above written.

EMPLOYEE: /S/ John M. Johnston John M. Johnston

EMPLOYER: ENERGY SEARCH, INCORPORATED

By:	/S/ Richard S. Cooper Richard S. Cooper, President